OPINION OF COUNSEL

Re: Rule  24f-2 Notice for  The Travelers Fund VA for
Variable Annuities; File No. 33-83446

	With regard to the Rule 24f-2 Notice filed by The Travelers Fund VA for Variable Annuities covering individual and group variable annuity contracts, I have examined such documents and such law as I have considered necessary and appro priate, and on the basis of such examination, it is my opinion that:

	1.The Travelers Life and Annuity Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable annuity contracts by the Insurance Commissioner of the State of Connecticut.

	2.The Travelers Fund VA for Variable Annuities is a duly authorized and validly existing separate account established pursuant to Section 38a-433 of the Connecticut General Statutes.

	3.The variable annuity contracts issued are valid, legal and binding obligations of The
	Travelers Life and Annuity Company; the securities are legally issued, fully paid and non-assessable.

	4.Assets of The Travelers Fund VA for Variable
	Annuities are not chargeable with liabilities arising out of any other business which The
	Travelers Life and Annuity Company may conduct.

/s/ Kathleen A. McGah
-----------------------------------------
Counsel and Assistant Secretary
The Travelers Life and Annuity Company

Dated: February 27, 1997